UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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BETA OIL & GAS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following press release was issued, and first released to stockholders, on May 18, 2004.

Beta Oil & Gas, Inc. Announces Reverse Stock Split

FOR IMMEDIATE RELEASE – May 18, 2004

Tulsa, Oklahoma – May 18, 2004 – Beta Oil & Gas, Inc. (“Company”) (NASDAQ:BETA) announced today it will implement a one-for-two reverse stock split to become effective at the opening of trading on Wednesday, May 26, 2004,.  Pursuant to the reverse split, each holder of Company common stock on May 26, 2004 will receive one share of common stock for each two shares of common stock it currently owns.  The Company is effecting the split in conjunction with, and conditioned upon the closing of, its proposed transaction with Petrohawk Energy, LLC (“Petrohawk”), which is to be voted on by the Company’s stockholders on May 25, 2004.  The Company Board of Directors has taken this action in accordance with Nevada Revised Statute Section 78.207.  Assuming the closing with Petrohawk occurs, the number of outstanding shares will be reduced from 27,580,822 immediately following the closing of the transaction with Petrohawk to 13,790,411 (before taking into account the effect of fractional shares which will be redeemed for cash) as a result of the reverse split.  The number of shares issuable upon the exercise or conversion of outstanding warrants, options and convertible preferred stock and the respective exercise and conversion prices will be appropriately adjusted to reflect the effects of the reverse stock split.  Any resulting fractional shares will be redeemed for cash based on the average of the closing bid prices for the common stock for the five trading days immediately preceding the May 26, 2004 effective date.  The reverse split will not be implemented in the event that the Petrohawk transaction fails to close.

On May 14, 2004, the Company received a letter from NASDAQ informing it that NASDAQ’s staff believes the Company’s proposed transaction with Petrohawk constitutes a “Reverse Merger” under NASDAQ Marketplace Rule 4330(f).  Under this interpretation, the Company is required to submit an initial listing application and meet all the initial listing criteria on the NASDAQ National Market, including the requirement that the Company’s common stock have a minimum bid price of $5 per share, upon consummation of the Petrohawk transaction.  On May 17, 2004, the closing bid price for the Company’s stock was $4.20 per share.  The planned reverse split is expected to allow the Company to meet the minimum bid price requirement on the first trading day after the Petrohawk transaction is scheduled to close.  The common stock will trade under the symbol “BETAD” for a period of 20 days as a result of the reverse stock split.  At the end of the 20 day period, the trading symbol will return to “BETA”.  The Company has filed an initial listing application with NASDAQ and expects to meet all the requirements for listing on the NASDAQ National Market, including the minimum bid price requirement.

The name of the Company’s transfer agent is OTR, Inc. and its address is 1000 SW Broadway, Suite 920, Portland, OR  97205.

On December 15, 2003, the Company and Petrohawk announced that they had entered into a definitive Securities Purchase Agreement dated December 12, 2003 pursuant to which Petrohawk will invest a total of $60,000,000 in Company common stock, warrants and a convertible note.  A special meeting of the Company’s stockholders in connection with this proposed transaction is scheduled to be held on May 25, 2004.  At the meeting, the Company stockholders are expected to vote on, among other items, the proposed issuance of Company common stock to Petrohawk in exchange for Petrohawk’s investment of an aggregate of $60 million in cash for 15,151,515 shares of common stock, warrants to purchase 10,000,000 shares of common stock (exercisable at a price of $1.65 per share) and a convertible promissory note in the principal amount of $35,000,000 (which is convertible into common stock at a price of $2.00 per share).  Petrohawk is a privately held independent exploration and production company based in Houston.  The Company and Petrohawk expect to close the transaction, if approved, shortly after the Company special stockholders meeting.

The proposals which are to be voted on by the Company’s stockholders at the special meeting are described much more fully in a definitive proxy statement which was filed with the Securities and Exchange Commission (“SEC”) on April 23, 2004. The distribution of the printed definitive proxy statement, along with a proxy card and the Company’s annual report on Form 10-K/A, to the holders of Company common and preferred stock commenced on or about April 23, 2004. The Company, its directors, officers and certain members of its management and employees, and Petrohawk, its directors, officers and certain members of its management and employees may be considered “participants” in the solicitation of proxies from the Company’s stockholders in connection with the transactions described herein. Information regarding the identity of the persons who may, under the rules of the SEC, be deemed to be participants in the solicitation of Company stockholders in connection with the proposed transaction, and their interests in the solicitation, are set forth in the Company’s definitive proxy statement on Schedule 14A filed with the SEC on April 23, 2004. The Company’s stockholders are urged to carefully review the proxy statement, the proxy card, the Company’s annual report on the Form 10K/A and other documents relating to the proposals that were or will be filed by the Company or Petrohawk with the SEC when they become available because these documents will contain important information relating to the proposals.  The Company’s stockholders may obtain a free copy of these documents after they have been filed with the SEC, and other documents filed by the Company or Petrohawk with the SEC, at the SEC’s Web site at www.sec.gov, or by contacting Joseph L. Burnett at 918-495-1011. BETA OIL & GAS, INC. STOCKHOLDERS SHOULD CAREFULLY READ THE PROXY STATEMENT AND OTHER MATERIALS WHEN THEY BECOME AVAILABLE BEFORE MAKING A DECISION CONCERNING THEIR VOTE ON THESE PROPOSALS.